FOR IMMEDIATE RELEASE
CONTACT:  Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL CORPORATION
ISSUES TRUST PREFERRED SECURITIES

HARLEYSVILLE, PA (September 29, 2005) - Harleysville National Corporation (HNC) (NASDAQ: HNBC), announced that HNC Statutory Trust III, a Delaware statutory trust subsidiary of Harleysville National Corporation (the “Trust”), has completed an offering of $25,000,000 of Capital Securities with a fixed rate (5.67%) for the first five (5) years and a floating rate (three month LIBOR plus a margin of 1.40 for the remaining 25 years (the “Capital Securities”), which represent undivided beneficial interests in the assets of the Trust.

HNC anticipates using the proceeds for general corporate purposes including capital contributions to Harleysville National Bank to support its future growth strategies, working capital and to repurchase HNC’s common stock in accordance with the provisions of its Stock Repurchase Program.

Harleysville National Corporation, with assets of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB. Recently listed on the “Super 50 Team,”“Earnings All-Stars,”“Dividend All-Stars,” and “America’s Smartest Companies®,” lists in the Staton Institute, Inc’s, America’s Finest Companies, Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.